Exhibit 10

December 17, 2010

David R. Odenath

Legg Mason & Co., LLC

Baltimore, MD

Re:          Severance Agreement and Release of Claims

Dear David:

This letter sets forth the terms pertaining to the termination of your employment by Legg Mason & Co., LLC, a subsidiary of Legg Mason, Inc. (collectively “Legg Mason”), effective as of December 31, 2010 (the “Separation Date”). We hope that your separation from Legg Mason can occur as smoothly as possible for you and for Legg Mason.

1.             You will be paid through December 31, 2010 and you will receive your final paycheck on that date.  You will also receive any accrued but unused paid time off to which you may be entitled, if any, at that time in a separate check.  In addition, you will be entitled to reimbursement for all reasonable business expenses incurred in pursuing your duties prior to the Separation Date. Effective on the date hereof, you resign from all officer and director positions you hold with the Company and any of its subsidiaries, including your positions as Senior Executive Vice President and Head of Americas of the Company, and will be employed until the Separation Date in a consulting capacity to assist with transition issues.

Upon expiration of the revocation period described in Paragraph 7 below, and in lieu of any additional monetary consideration and settlement of all amounts due under the letter agreement dated August 29, 2008 between you and Legg Mason (the “Offer Letter”), Legg Mason will:

(i) accelerate to the date of such expiration the vesting of all unvested stock options and shares of restricted stock awarded to you on October 27, 2008; and

(ii) pay you, by direct deposit to the account to which your payroll checks are deposited, an amount equal to $3,936,000, minus applicable payroll deductions.  Such payment shall be made on the first business day following the 8th calendar day after the date hereof (i.e., following expiration of the revocation period).

2.             Furthermore, in exchange for the consideration in the form of your agreement to the terms provided in this Agreement, you are eligible for executive-level career transition services. These career transition services are subject to IRS rules applicable to reimbursements and in-kind benefits under separation pay plans. Information regarding career transition and outplacement services will be mailed to your home address within two (2) weeks after you have signed and executed this Agreement.  Please contact us if you do not receive this information.  You will have three (3) months to make initial contact with the outplacement services vendor.

If you are currently enrolled in Legg Mason medical, dental and/or vision plan, your current active coverage will end on December 31, 2010 and you will be eligible for COBRA continuation coverage for the maximum period of time allowable by law, with subsidy as described below:

Under this Agreement, you will receive a COBRA subsidy consisting of 100% of your applicable COBRA premium for twelve months (January 1, 2011 — December 31, 2011).  This subsidy shall be paid directly on your behalf to Legg Mason’s COBRA provider. You will receive a COBRA Enrollment package within two weeks of your separation date.  You must complete the Enrollment forms and return them to the COBRA administrator within 60 days in order to receive the COBRA subsidy and continue your health benefits.

3.             Except as expressly set forth in this Agreement, you will be entitled to no other benefits or further compensation from Legg Mason, except vested benefits or any other benefit required by law.  All payments made to you shall be less all applicable taxes and other deductions as required by law.  You acknowledge and agree that your unvested stock options and shares of restricted stock not mentioned in paragraph 1 above will be forfeited on December 31, 2010 in accordance with their terms and, unless previously exercised, your vested stock options will terminate 90 days after the Separation Date in accordance with their terms.

4.             In connection with your employment with Legg Mason or its related entities, you had access to information of a nature not generally disclosed to the public. You agree to maintain the confidentiality of any non-public business information obtained during your employment with Legg Mason or its related entities, as well as to keep confidential any business, proprietary or trade secret information in your possession pertaining to Legg Mason or its related entities.  You also agree (i) to return promptly any books, notes, files, documents, computer data, keys and passwords or other property in the same condition it was in at the time the property was issued to you that belongs to Legg Mason or its related entities; and (ii) not to copy or take or retain in your possession any books, notes, e-mails, documents or property belonging to Legg Mason or its related entities without my express written consent.

5.             You agree not to disclose any information concerning the existence or terms of this Agreement to anyone other than your attorney, tax advisor and/or spouse. The foregoing limitation will expire upon the date that Legg Mason files this Agreement with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.  This foregoing limitation does not bar you from disclosing the terms of this Agreement in any governmental investigation, proceeding or hearing conducted pursuant to law or as otherwise required by law.

6.             In exchange for the consideration provided by Legg Mason in Paragraphs 1 and 2 of this Agreement, you agree to release and forever discharge Legg Mason as well as its stockholders, subsidiaries, and other related enterprises, and all of those entities’ stockholders, directors, officers, employees, agents, insurers, employee benefit plans, fiduciaries, administrators, and successors (past, present and future) (hereinafter “Legg Mason Releasees”) from any and all rights, demands, causes of action, complaints, contracts and other claims whatsoever, in law or in equity, which you, your heirs, successors, assigns and any personal or legal representatives have or may have against the Legg Mason Releasees, including all known, unknown, undisclosed and unanticipated claims occurring before and including the effective date of this Agreement.  This includes, but is not limited to, rights and claims which may arise out of or are in any way related to your employment by Legg Mason and the termination of your employment or the Offer Letter and further includes, without limitation, rights and claims under Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Worker Benefits Protection Act (“OWBPA”), the Equal Pay Act, the National Labor Relations Act, the Employee Retirement Income Security Act (“ERISA”) and any employee benefit plan sponsored by Legg Mason which is not subject to ERISA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Maryland Human Relations Act, the Handicapped Persons Employment Protections Act, and any other federal, state and local laws, regulations and ordinances prohibiting bias and/or employment discrimination.  This also includes, but is not limited to, claims for violation of Legg Mason policies; wrongful, constructive, or retaliatory discharge; breach of contract or covenant, oral and written, express and implied; common law, and alleged torts; furthermore this includes a release for any costs or attorneys fees you may have incurred.

Notwithstanding the general release above, you do not waive any rights or claims that may arise after your execution of this Agreement, claims that may arise as a result of this Agreement, or claims that may not be waived as a matter of law.  You do not waive or release any rights and claims that you may have under the Age Discrimination in Employment Act, as amended, which arise after the effective date of this Agreement.   You do not waive or release any right to receive vested benefits under any retirement plan sponsored by Legg Mason.  You do not waive rights to unemployment or workers’ compensation benefits.

This release does not prohibit you from filing a charge with any government administrative agency (such as the Equal Employment Opportunity Commission), or testifying, assisting or participating in an investigation, hearing or proceeding conducted by such agency; however, you waive the right to receive any individualized relief, such as reinstatement, backpay, or other damages, in a lawsuit or administrative action brought by any government agency or individual on your behalf.  You agree that if there is any complaint filed in any court or arbitral forum in which you personally seek reinstatement, damages or other remedies relating to any claim that is covered by this General Release, you will immediately file a dismissal with prejudice of such claim or remedy.

7.             In accordance with the requirements of the ADEA, as amended by the OWBPA, the following information is provided:

a.               Time to consider this Agreement.  You acknowledge that you have been provided with a copy of this Agreement and have been given twenty one (21) consecutive days in which to review and consider the Agreement.  You may sign and return the Agreement sooner if you prefer.

b.              Attorney counsel.  You are advised to consult with an attorney prior to signing this Agreement.

c.               Revocation.  You acknowledge that you have a period of seven (7) calendar days following the signing of this Agreement to revoke this Agreement. Any such revocation of the Agreement must be made by you and delivered to Patricia Lattin, Legg Mason, 100 International Drive, Baltimore MD 21202, and received prior to the end of the revocation period.  Any revocation hereunder shall not affect your termination from Legg Mason.

d.              When the terms become effective.  The terms of the Agreement shall become final and binding only upon expiration of the revocation period provided in subparagraph 7(c) above.  In other words, the effective date of this Agreement will be the 8th calendar day after you sign the Agreement, provided that you have not revoked the Agreement during the revocation period.  No payments shall be made under this Agreement until the Agreement becomes final and binding upon the parties.

8.             Both parties agree that neither this Agreement nor the payment of  any benefits is an admission by the Legg Mason Releasees of any liability, wrongdoing or unlawful conduct of any kind.

9.             You agree that you will not disparage, defame, or otherwise represent in a negative light Legg Mason or its related entities and any of their officers or employees, services, products, or processes. Legg Mason agrees that the executive officers of Legg Mason, Inc. shall not disparage, defame or otherwise represent you in a negative light.  In addition, if you discover that any employee of Legg Mason has disparaged, defamed or otherwise represented you in a negative light, Legg Mason shall instruct such employee(s) to cease and desist such behavior. The limitations contained in this paragraph 9 do not bar you, a Legg Mason executive officer or any Legg Mason employee from testifying, assisting or participating in any governmental investigation, proceeding or hearing conducted pursuant to any fair employment practices law or as otherwise required by law.

10.           In the event that you bring a legal action, or any dispute, claim or controversy relating to this Agreement, your employment or the termination thereof, against any Legg Mason Releasees you agree that, at the option of Legg Mason, you will submit to arbitration.  If you are associated in any capacity with a registered broker-dealer, you agree to arbitrate under the Constitution and Rules of the Financial Industry Regulatory Authority, Inc.  If you are not associated with a registered broker-dealer, or the FINRA Arbitration forum is not otherwise available to you, you agree to arbitrate pursuant to the employment arbitration rules of the American Arbitration Association.

11.           You acknowledge that you have been involved in several projects or tasks which may not have been completed as of the effective date of this Agreement, and, if requested by Legg Mason, you will cooperate with Legg Mason in accomplishing an orderly transition of your responsibilities, and will provide reasonable assistance to Legg Mason in connection with matters that may arise out of your performance of your duties and responsibilities during your employment for a period of up to twelve (12) months.  Thereafter, if you are asked to provide assistance to Legg

Mason, you shall be compensated for all time spent on such assistance at the rate of pay of $350 per hour.   You shall also be reimbursed for all reasonable expenses (including travel expenses) incurred by you when providing assistance to Legg Mason under this paragraph 11 at anytime after the Separation Date.

12.           You agree that you will not directly or indirectly solicit any business from any client of Legg Mason with whom you had substantial contact during your employment for the purpose of terminating or reducing any business that Legg Mason has with any such client.  Your agreement not to solicit means that for twelve (12) months following your termination date, you will not initiate contact or communication of any kind for the purpose of inviting, encouraging or requesting any such client to (a) transfer an existing account from Legg Mason to you or any third party or (b) surrender, redeem or terminate any product, service or relationship with Legg Mason.

Further, in consideration of the compensation terms set forth herein, you agree that during your employment with Legg Mason and for a period of twelve (12) months following the termination of your employment for any reason that you will not, directly or indirectly, for yourself or on behalf of a third party, solicit or induce any employee of Legg Mason or its related entities to terminate his/her employment or to become employed elsewhere.

13.           You acknowledge that, at some point in the future, litigation may arise either directly or tangentially relating to your employment at Legg Mason and its related entities. You agree to appear without the need for a subpoena to provide deposition testimony and testify at trial and/or arbitration in connection with any such litigation at reasonable times and locations.  You also agree to cooperate in providing documents and information necessary to assist in the defense or prosecution of any such case, including reasonable telephone calls and meetings with Legg Mason counsel.  Reasonable travel and other reasonable expenses will be reimbursed by Legg Mason if you are required to provide assistance under this paragraph 13 on or after your Separation Date.

14.           You agree that the provisions of this Agreement constitute material inducements to Legg Mason for the additional consideration being paid hereunder and that any breach of the provisions of those paragraphs shall constitute a material breach of this Agreement entitling Legg Mason to a return of the consideration paid by Legg Mason, as well as to claim for any further damages caused by such breach.  In addition, Legg Mason may seek injunctive relief to prevent further breaches of those paragraphs.

15.           If any portion of this Agreement is deemed to be invalid by an administrative agency, court, arbitrator, or other person or body deciding a dispute between the parties hereto, the parties intend and agree that the portion of the Agreement that is deemed invalid shall be severed from the Agreement, and that the remainder of the Agreement shall be valid and binding and interpreted in such a manner as respects the wishes of the Parties as much as possible; provided, however, that if such decision is made invalidating all or any part of Paragraph 6 of this Agreement (other than the release and waiver under the Age Discrimination in Employment Act) due to a challenge, claim or request submitted by you, then this entire Agreement shall be deemed null and void and you will be obligated to return to Legg Mason all of the consideration (defined as the market value of the accelerated stock and options described in Paragraph 1).

16.           This Agreement sets forth the entire agreement and understanding between the parties and supersedes any and all prior agreements or understandings pertaining to your employment or the termination thereof with the exception of any confidentiality agreements between you and Legg Mason or its related entities.  This Agreement may be modified only in writing and shall be binding upon and inure to the benefit of you, Legg Mason and the respective heirs, executors, successors and assigns of each.  Your signature to this Agreement will confirm that you are not relying upon any representations or statements made by Legg Mason or any of its agents, except as set forth herein.

17.           Part of this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code as a short-term deferral, and part of this Agreement is intended to constitute a separation pay arrangement under applicable IRS rules.  Nothing contained herein shall be deemed to alter the time or manner of any payment, benefit or amount that is deemed to be deferred compensation that is subject to Section 409A of the Internal Revenue Code, if applicable.  By signing this Agreement you acknowledge and agree that Legg Mason does not make any representations as to the tax consequences of any compensation or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that you are solely responsible for any and all income, excise or other taxes imposed on you with respect to any and all compensation or other benefits provided to you.

18.           This Agreement will be interpreted and enforced in accordance with the laws of the State of Maryland.

You are advised to consult with an attorney prior to signing this Agreement.  Please sign and return the enclosed copy of this letter in the enclosed postage paid envelope.  While I hope that you will accept this offer promptly, it will remain open for 21 days after your receipt of this letter.  On the 22nd day following your receipt, the offer shall be deemed withdrawn if it was not accepted during the 21 day period.

If you do not accept this proposal, Legg Mason will nevertheless proceed with the termination of your employment on the Separation Date.  You will not, however, be provided with any of the benefits or compensation stated above.

I wish you the best of success and personal and professional fulfillment in the future.

Sincerely,

/s/PATRICIA LATTIN

Patricia Lattin
Managing Director
Head of Human Resources

Date Agreement was given to employee:

December 17, 2010

I ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT, UNDERSTAND IT AND VOLUNTARILY SIGN AND ENTER INTO IT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST THE LEGG MASON RELEASEES EXISTING AS OF THE DATE THIS AGREEMENT IS SIGNED.

/s/DAVID ODENATH
Signature

12-17-10
Date